                   PRUDENTIAL SECURITIES CREDIT CORPORATION

                              One New York Plaza
                           New York, New York 10128

CONFIDENTIAL

                                                       April 16, 1997

Mr. Philip Pilevsky
Chairman and Chief Executive Officer
Philips International Realty Corp.
417 Fifth Avenue
New York, New York  10016

Dear Mr. Pilevsky:

         Philips International Realty Corp. ("Philips") has requested that Prudential Securities Credit Corporation or one of its affiliates (collectively, "PSC") provide Philips International Realty, L.P. (the "Borrower") with a $100,000,000 senior secured revolving credit facility (the "Facility"). The proceeds will be used by the Borrower (i) to fund certain of the Borrower's acquisition, Redevelopment (as defined in Exhibit A) and development activities that (a) satisfy the applicable conditions precedent and covenants set forth herein and in Exhibit A and Exhibit B and (b) are generally consistent with Borrower's existing properties and (ii) to fund up to $10,000,000 of the costs incurred in connection with Borrower's general corporate purposes. Payment and performance of the Borrower's obligations under the Facility shall be guaranteed, subject to the conditions set forth in Exhibit A, by Philips Forest Associates, L.P. ("Forest"), Philips Meadowbrook Associates, L.P. ("Meadowbrook"), Philips Branhaven Associates, L.P. ("Branhaven") and Palm Springs Mile Associates, Ltd. ("Hialeah") and Philips (Forest, Meadowbrook, Branhaven, Hialeah and Philips are hereinafter collectively referred to as the "Guarantors").

         We are pleased to advise you that PSC is prepared to make the commitment subject to PSC underwriting the Facility for the purposes set forth above, upon the terms and conditions set forth or referred to herein. The terms and conditions of the Facility are substantially set forth in Exhibit A and Exhibit B to this letter, which Exhibit A and Exhibit B are made a part of this commitment letter. The parties hereto hereby acknowledge and agree that contemporaneously with and as a condition to the closing of the transaction contemplated by this commitment letter, Philips will complete an initial public offering of 7,200,000 million shares of common stock (the "Offering").

         Philips hereby represents and covenants that all information and data (the "Information") concerning the Borrower, the Guarantors and each of their respective subsidiaries which has been, is now or shall be hereafter made available to PSC by the Borrower, the Guarantors and each of their respective subsidiaries will be complete, true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

         By executing this letter, the Borrower agrees to indemnify and hold harmless PSC and its affiliates, and each of their respective officers, directors, employees, affiliates, agents, and controlling persons (each, an "Indemnified Party") from and against any and all losses, claims, assessments, damages, liabilities, costs and expenses, including, without limitation, the reasonable fees and disbursements of legal counsel, to which any such Indemnified Party may become subject to arising out of, relating to or in connection with any demand, claim, action, litigation, investigation or proceeding relating to this letter, or the proposed Facility (including the use of proceeds thereof), and to reimburse each Indemnified Party upon demand for all reasonable legal and other costs and expenses in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to the Indemnified Party, apply to losses, claims, damages, liabilities, or related expenses to the extent arising solely from the willful misconduct or negligence of such Indemnified Party as determined by a final judicial determination. No Indemnified Party shall be responsible or liable to the Borrower or any other person for any consequential, indirect, special treble or punitive damages which may be alleged as a result of this letter or the transactions contemplated hereby or thereby. Your obligations under this paragraph shall survive any termination of this letter and shall be effective whether or not a definitive financing agreement is executed.

         PSC shall have the right to review and approve all public announcements and filings made by the Borrower or the Guarantors relating to the Facility which refer to PSC or any other financial institution or bank before they are made (except for filings required by law).

         By executing this commitment letter you agree that it, the attached Exhibit A and Exhibit B are for your confidential use only and will not be disclosed by you or any of your representatives, without our prior consent, to any persons other than your shareholders, accountants, attorneys, and other advisors, and then only in connection with the transaction contemplated hereby and on a confidential basis, except that, following your acceptance hereof, you may make such disclosures as you are required by law to make.

         PSC's obligations with respect to the Facility are subject to negotiation, execution and delivery of a definitive credit agreement and other relevant documentation, satisfactory to PSC. Such documentation shall contain, in addition to the matters specifically described above and in the attached Exhibit A and Exhibit B, such indemnities, covenants, representations and warranties, events of default, conditions precedent and other terms and conditions as are customary in financing of this nature.

         PSC may terminate its obligations hereunder to provide the Facility if: (i) any Information submitted to PSC is inaccurate, incomplete or misleading in any material respect, (ii) any change occurs, or any additional information is disclosed to or discovered by PSC which is materially adverse in respect of the condition (financial or otherwise), business, operation, assets, nature of assets, liabilities or prospects of the Borrower or any of the Guarantors, (iii) PSC becomes aware of any fact, circumstance or condition relating to the Borrower, any Guarantor or any Mortgaged Property (as defined in Exhibit A) or PSC otherwise makes a determination, which, in its sole discretion, could make the consummation of the transactions described herein unwise or detrimental to PSC's interests or (iv) PSC does not receive all internal corporate approvals necessary to enter into the Facility.

         The Borrower hereby agrees to reimburse PSC for all costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with PSC's activities conducted pursuant to this commitment letter, Exhibit A and Exhibit B, the preparation of the definitive documentation, all closing costs of the Facility, each drawing thereunder and any costs incurred in connection with underwriting, reviewing and encumbering additional collateral offered by Borrower or any Guarantor in order to increase the amount which may be drawn under the Facility (including, but not limited to, filing and searches and the recording of UCC-1's, mortgages and other appropriate security documents, title insurance, perfecting PSC's security in and liens upon the Collateral (as defined in Exhibit A), or any additional collateral and expenses related to structuring, documenting, closing, monitoring, or enforcing the agreements), regardless of whether the Facility or the transactions contemplated by this commitment letter are consummated. The provisions of this paragraph shall survive the expiration of this commitment letter.

         In the event the definitive documentation for the Facility is not duly executed and delivered by all parties thereto on the date on which the Offering occurs (which date shall in no event be later than May 29, 1998) PSC's commitment contained herein shall expire provided, however, that. the indemnification and remibursement provisions hereof and in Exhibit A and Exhibit B shall survive any termination hereof as the Borrower's and the Guarantor's sole liability hereunder. All fees paid hereunder or in connection with the Facility shall be deemed fully earned upon payment, and shall not be subject to refund or rebate unless otherwise expressly stated therein.

         This commitment letter (including Exhibit A and Exhibit B) shall be governed by, and contrued in accordance with, the substantive laws of the State of New York without regard for its choice of law rules. This commitment letter may be signed in counterparts which shall be deemed to be one and the same document.

         This commitment letter supersedes and replaces all prior understandings with respect to the commitment and the Facility. If the foregoing correctly sets forth our agreement, please indicate the Borrower's and each Guarantors' acceptance of the terms hereof and of Exhibit A and Exhibit B by signing in the appropriate space provided below and returning to PSC the enclosed duplicate original of this commitment letter no later than 5:00 p.m. (New York City time) on April 17, 1998. This letter will expire at such time in the event PSC does not receive your acceptance in accordance with the immediately preceding sentence.

                                      Very Truly Yours,

                                      PRUDENTIAL SECURITIES CREDIT CORPORATION

                                      By: /s/ Jeff K. Frank
                                         -------------------------------------
                                               Name:
                                               Title:

Accepted And Agreed To:

PHILIPS INTERNATIONAL REALTY CORP.

By: /s/ Philip Pilevsky
   ----------------------------------------------
         Name:  Philip Pilevsky
         Title: Chairman of the Board and Chief Executive Officer

PHILIPS INTERNATIONAL REALTY, L.P.
By: Philips International Realty, LLC,
    its Interim Managing General Partner

By: /s/ Philip Pilevsky
   ----------------------------------------------
         Name: Philip Pilevsky
         Title: Sole Managing Member


See following page for additional signatures

PHILIPS FOREST ASSOCIATES, L.P.
By: Philips Forest Realty, LLC

    By: /s/ Philip Pilevsky
       ----------------------------------------------
         Name: Philip Pilevsky

         Title: Sole Managing Member


By: Philips Forest Sub-I, Inc.

    By:  /s/ Louis J. Petra
       ----------------------------------------------
         Name: Louis J. Petra
         Title: President


PHILIPS MEADOWBROOK ASSOCIATES, L.P.
By: Philips Meadowbrook Realty, LLC

    By:  /s/ Philip Pilevsky
       ----------------------------------------------
         Name: Philip Pilevsky
         Title: Sole Managing Member


By: Philips Meadowbrook Sub-V, Inc.

    By:  /s/ Louis J. Petra
       ----------------------------------------------
         Name: Louis J. Petra
         Title: President

PHILIPS BRANHAVEN ASSOCIATES, L.P.
By: Philips Branhaven Realty, LLC

    By:  /s/ Philip Pilevsky
       ----------------------------------------------
         Name: Philip Pilevsky
         Title: Sole Managing Member


By: Philips Branhaven Sub-III, Inc.

    By:  /s/ Louis J. Petra
       ----------------------------------------------
         Name: Louis J. Petra
         Title: President


See following page for additional signatures

PALM SPRINGS MILE ASSOCIATES, LTD.
By: Philips Palm Springs Realty, LLC


     By:  /s/ Philip Pilevsky
       ----------------------------------------------
         Name: Philip Pilevsky
         Title: Sole Managing Member

By: Philips Palm Springs Sub-VIII, Inc.

     By:  /s/ Louis J. Petra
       ----------------------------------------------
         Name: Louis J. Petra
         Title: President

                                   Exhibit A

                      PHILIPS INTERNATIONAL REALTY CORP.

                   $100 MILLION CREDIT FACILITY - TERM SHEET

Lender: Prudential Securities Credit Corporation, or one of its affiliates (collectively, "PSC").

Borrower:                     Philips International Realty, L.P.

Guarantors:                   Philips, Forest Avenue, Branhaven, Hialeah and
                              Meadowbrook will Guaranty full payment and performance of the Borrower's obligations under the Loan Documents (as defined in Exhibit B).
                              The guaranty by Hialeah will be limited to $23,811,758.

Type and Amount of            $100,000,000 senior secured revolving credit
Facility:                     loan (the "Loan"). The loan outstanding under
                              the facility to the value to value ratio, expressed as a percentage (the "LTV"), of the amount of the Collateral shall not at any time exceed 75%. The Borrower may increase the borrowings available under the facility upon delivery of sufficient additional collateral to ensure that the LTV remains less than or equal to 75% at all times. PSC shall determine, in its sole discretion, the value of each property offered as additional collateral and PSC shall determine, in its sole discretion, the amount by which the borrowings under the Facility may be increased as a result of the contribution of such additional collateral.

Closing Date:                 The date of execution of definitive documents for
                              the Facility, which shall occur on date on which the Offering occurs (the "Closing Date") provided, however, that PSC shall have no obligation hereunder in the event that the Closing Date has not occurred by May 29, 1998.

Maturity of                   The earlier of (i) the consummation of a
Facility:                     Recapitalization Event (as hereinafter defined)
                              of the Borrower, or (ii) the day prior to the second anniversary of the Closing Date (the

                              "Maturity Date") provided, however that upon notice delivered to Borrower no later than ninety (90) days prior to the first anniversary of the Closing Date, PSC, in its sole discretion, shall have the right to designate as the Maturity Date the day prior to the first anniversary of the Closing Date. As used herein, a "Recapitalization Event" of the Borrower shall mean the earliest to occur of (i) the sale of a substantial portion of the properties of the Borrower (any transaction in excess of $100,000,000.00 shall be deemed to be substantial), (ii) any merger, consolidation or other business combination of the Borrower with or into one or more persons in which the person other than the Borrower is the survivor, including, without limitation, a reverse subsidiary merger in which the holders of the ownership interest in the Borrower immediately prior to such merger, consolidation or other business combination receive cash or non-cash consideration, or (iii) the voluntary or involuntary bankruptcy, insolvency, reorganization or any similar proceeding, dissolution, liquidation or winding up of the affairs of the Borrower or any of the Guarantors.

Interest Rate:                The Loan shall bear interest at a rate equal to
                              the sum of the 30-day LIBOR plus (i) 125 basis points if the ratio of Philip's Total
                              Liabilities-to-Total Assets (each as defined below), expressed as a percentage, is less than or equal to 40%, (ii) 150 basis points if the ratio of Philip's Total Liabilities-to-Total
                              Assets, expressed as a percentage, is greater than 40% and less than or equal to 50% and (iii)
                              175 basis points if the ratio of Philip's Total
                              Liabilities-to-Total Assets, expressed as a percentage, is greater than 50% and less than or equal to 60% (the interest rate applicable in any interest period is hereinafter referred to as the "Interest Rate"; the difference between the 30-day LIBOR and the Interest Rate in any interest period is hereinafter referred to as the "Spread"). The initial 30-day LIBOR will be determined by PSC on the business day of the first draw and will be adjusted on each interest payment date thereafter (as described below).
                              With respect to subsequent draws, the 30-day
                              LIBOR for each draw will be determined by PSC on the business day of such draw and will be adjusted on the interest payment date (as described below). On or before the forty-fifth
                              (45th) day of each quarter, provided that Borrower and Guarantors shall have timely delivered a Compliance Certificate (as defined below), PSC shall determine the Spread, effective as of the forty-sixth (46th) day of each quarter (the "Reset Date"), on which the Interest Rate will be based for each subsequent interest period until the next Reset Date.

Interest Payments:            Interest payments will be payable monthly in
                              arrears and due on the last business day of each month. Interest will be calculated on the basis of a 360-day year and actual days elapsed.

Default Rate:                 The sum of the Interest Rate then applicable
                              plus 400 basis points.

Principal Payments:           No principal payments will be required during
                              the term of the facility until the Maturity Date when the entire outstanding balance, together with accrued and unpaid interest thereon will be due.

Prepayment:                   All or a portion of any outstanding borrowings
                              can be prepaid at anytime and from time to time upon two business days written notice to PSC, provided that the Borrower pay any breakage fees incurred by PSC in reversing its LIBOR hedge.

Fees: On the Closing Date, Borrower shall pay PSC a non-refundable, non-creditable fee equal to .5% of the principal amount of the Facility ($500,000).

Use of Proceeds:              The proceeds will be used by the Borrower (i) to
                              fund certain of the Borrower's acquisition, Redevelopment and development activities that
                              (a) satisfy the applicable conditions precedent and covenants set forth in the commitment letter, herein or in Exhibit B and (b) are generally consistent with Borrower's existing properties and (ii) to fund up to $10,000,000 of the costs incurred in connection with Borrower's general corporate purposes.

Collateral:                   The obligations of the Borrower will be secured
                              by (i) a first and only mortgage interest in Forest Avenue Shoppers Town, located in Staten
                              Island New York (the "Forest Property"), which secures Forest's obligations under its guaranty, the amount of which mortgage shall be limited to $24,000,000, (ii) a first and only mortgage interest in Meadowbrook Commons, located in Freeport, New York (the "Meadowbrook Property"), which secures Meadowbrook's obligations under its guaranty, the amount of which mortgage shall be limited to $_____________, (iii) a first and only mortgage interest in Branhaven Plaza, located in Branford, Connecticut (the "Branhaven Property"), which secures Branhaven's obligations under its guaranty and (iv) a first and only mortgage interest in The Shops at 49th Street and Philips

                              Plaza, known as components 3 and 4, each located in Hialeah, Florida (collectively, the "Hialeah Properties"), which secures Hialeah's obligations under its guaranty, the amount of which mortgage shall be limited to $23,811,758. The Forest Property, the Meadowbrook Property, the Branhaven Property and the Hialeah Properties are hereinafter collectively referred to as the "Initially Mortgaged Properties"). In the event that the Borrower or any of the Guarantors elect to grant to PSC a security interest in any additional property in order to increase the amount of funds which may be borrowed under the Facility, the Borrower or the Guarantor, as the case may be, shall grant to PSC with respect to such property (an "Additional Mortgaged Property") a first and only mortgage interest in such Additional Mortgaged Property. PSC shall reasonably cooperate with Borrower and/or Guarantors in connection with any Additional Mortgaged Property to the extent that Borrower and/or such Guarantor, as the case may be, desires PSC to take by assignment an existing mortgage on such Additional Mortgaged Property. Any Additional Mortgaged Property shall be consistent with the Initially Mortgaged Properties, the other existing properties owned by the Borrower and shall comply with the terms and covenants set forth herein. The Initially Mortgaged Properties, together with any Additional Mortgaged Properties, are hereinafter sometimes collectively referred to as the "Mortgaged Properties" Each of the foregoing mortgages shall be in form and substance satisfactory to PSC, and shall be accompanied by an assignment of all leases and rents and such other security interests and encumbrances as are set forth on

                              Exhibit B to the Commitment Letter. Upon repayment of the Loan in full or, in the event that PSC agrees, in its sole discretion, upon partial prepayment or otherwise, to release its lien on any Mortgaged Property, PSC shall reasonably cooperate with Borrower or any Guarantor, as the case may be, should Borrower or such Guarantor desire PSC to assign such lien to a third party rather than issue a satisfaction thereof, provided however, that Borrower or such Guarantor pays all costs and expenses incurred by PSC in connection therewith.

Recourse:                     All obligations will be with full recourse to the
                              Borrower.

Conditions to
Funding:

                    (I) PSC's obligation to the initial advance of funds will be subject to satisfaction of all requirements with respect to all Collateral including:

                              (a) PSC's receipt and satisfactory review of:
                              (i) the Form 10K filed by Philips with the Securities and Exchange Commission (the "SEC") for the year 1997 (ii) unaudited operating statements for each Mortgaged Property for the calendar year 1997 and the first quarter of 1998, (iii) a reasonable opportunity to review the Borrower's, each Guarantors' and their respective subsidiaries' books and records, and PSC has received for its review copies of all rent rolls, leases and abstracts; if any, and
                              (iv) the pro forma balance sheet of the Borrower and the Guarantors, on a consolidated basis, as of Closing Date and after giving effect to the transactions contemplated herein;

                              (b) the successful completion of the Offering;

                              (c) the satisfaction of the conditions precedent set forth in Exhibit B to the Commitment Letter;

                              (d) finalization, execution, delivery and recording of all the Loan Documents set forth in Exhibit B to the Commitment Letter and required by PSC, in form and substance satisfactory to

                              PSC and its counsel in their sole discretion
                              (collectively the "Loan Documents");

                              (e) no material adverse change in the financial condition, assets, operation or prospects of the Borrower, any Guarantor and/or their respective subsidiaries shall have occurred, and no representation made or information supplied to PSC shall have proven to be inaccurate or misleading in any material respect;

                              (f) PSC, its counsel and its accountants shall have completed their business and legal due diligence investigation (including, without limitation, their environmental due diligence, as requested by PSC) of the Borrower, the Guarantors, their respective subsidiaries and the Mortgaged Properties to PSC's satisfaction; and PSC shall not have discovered any fact, circumstance or condition, nor otherwise made a determination, which, in its sole discretion, could make the consummation of the transactions described herein unwise or detrimental to PSC's interests in any way; and

                              (g) the delivery of satisfactory board
                              resolutions, certificates of incorporation and by-laws or other appropriate charter and organizational documents, together with all appropriate certificates from authorized persons.

                    (II) PSC's obligation to any advance of funds (including the initial advance) will be subject to satisfaction of all requirements with respect to all Collateral including:

                                (a)     the satisfaction of the conditions
                                        precedent set forth in Exhibit B to
                                        the Commitment Letter;

                                (b) finalization, execution, delivery and recording of all Loan Documents required by PSC, in form and substance satisfactory to PSC and its counsel in their sole discretion;

                                (c) PSC's receipt and satisfactory review of: (i) detailed historical operating statements of each real property which
                                        is a part of the Collateral; (ii) the
                                        Borrower's and the Guarantors' cash
                                        flow projections relating to each real
                                        property which is to be offered as
                                        additional collateral in order to
                                        increase the borrowings available
                                        under the Facility; (iii) all
                                        applicable detailed rent rolls
                                        relating to each real property which
                                        is to be offered as additional
                                        collateral in order to increase the
                                        borrowings available under the
                                        Facility; (iv) an opportunity to
                                        review the Borrower's and the
                                        Guarantors' books and records relating
                                        to each real property which is or is
                                        to be included as a part of the
                                        Collateral and copies of all leases
                                        and abstracts, if any, and (v) all
                                        third party reports requested by PSC
                                        relating to each real property which
                                        is a part of the Collateral,
                                        including, without limitation,
                                        environmental audits,
                                        architectural/engineering and seismic/
                                        soils reports;

                                (d) the receipt and satisfactory review by PSC of a breakdown of all uses of proceeds, including fees and expenses;

                                (e) the payments of all fees and expenses then due to PSC and its counsel;

                                (f)     PSC shall receive a favorable legal
                                        opinion of the Borrower's and the
                                        Guarantor's counsel as to the due
                                        execution, authorization and
                                        enforceability of any mortgage which
                                        shall encumber an Additional Mortgaged
                                        Property and, in connection therewith,
                                        such matters as PSC may reasonably
                                        require;

                                (g)     the representations and warranties of

                                        the Borrower and each of the
                                        Guarantors in the Loan Documents to
                                        which it is a party shall be true and
                                        correct in all material respects as
                                        though made on and as of the date of
                                        such Loan;

                                (h)     each of the Borrower, the Guarantors
                                        and their respective subsidiaries are
                                        then in compliance with all the terms
                                        and provisions of the Loan Documents
                                        to which it is a party and the
                                        Mortgaged Properties satisfy the
                                        Financial Covenants and other criteria
                                        set forth herein and in the Loan
                                        Documents;

                                (i)     no default or event of default under
                                        the Loan Documents has occurred and is
                                        continuing;

                                (j)     no material adverse change in the
                                        financial condition, assets, operation
                                        or prospects of the Borrower, any
                                        Guarantor and/or any of their
                                        respective subsidiaries shall have
                                        occurred, and no representation made
                                        or information supplied to PSC shall
                                        have proven to be inaccurate or
                                        misleading in any material respect;
                                        and

                                (k) PSC shall have received notice of any request to advance funds at least two
                                        (2) business days prior to the date on
                                        which the Borrower desires to receive
                                        funds.

Affirmative
Covenants:                 Those affirmative covenants customarily found in
                           PSC's documentation for similar financings and such additional covenants as may be appropriate to the proposed transaction, including, without limitation, appropriate affirmative undertakings to: (a) notify PSC of events of default; (b) maintain corporate existence; (c) provide (i) quarterly detailed operating statements and rent rolls relating to each Mortgaged Property within 45 days after the end of each quarter, and (ii) such other financial information as PSC may reasonably request from time to time; (d) provide promptly, upon filing thereof, copies of all registration statements and reports on Form 10-K and 10-Q which Philips shall have filed with the Securities and Exchange Commission, together with any and all amendments thereof, (e) deliver to PSC, within 45 days after the end of each quarter, a Compliance Certificate; (f) ensure prudent conduct of the Borrower's, each Guarantors' and their respective subsidiaries' respective businesses, including maintenance of insurance and environmental audit reports; (g) ensure compliance with applicable laws and ERISA requirements; (h) promptly pay all indebtedness and taxes; and such other affirmative covenants as deemed appropriate by PSC or its counsel.

Negative
Covenants:                 Those negative covenants customarily found in PSC's
                           documentation for similar financings and such additional covenants as may be appropriate to the proposed transaction, including, without limitation, restrictions and/or prohibitions on:
                           loans and other transactions with affiliates;
                           undertaking any additional debt, guarantees (both senior and subordinated) or contingent obligations other than the Facility contemplated hereby (with the exception that Philips and PIRLP may combine to assume recourse indebtedness and guaranty obligations with respect to recourse indebtedness that, in the aggregate, is less than or equal to $30,000,000); the granting of additional liens or similar encumbrances against the Collateral;
                           fundamental changes of business; asset sales of any Collateral (the proceeds of which are not applied against the Facility) or which constitute a Recapitalization Event or; changes of charter documents and fiscal year; the change of ownership or management of the Borrower, any Guarantor or their respective subsidiaries; intercompany transfers and advances (except as agreed to by PSC and subject to a subordination agreement, in form and substance satisfactory to PSC, with PSC;
                           notwithstanding the foregoing, Borrower shall be permitted to transfer and advance funds to subsidiaries in connection with acquisitions of properties and working capital purposes); and such other negative covenants as deemed appropriate by PSC or its counsel.

Financial
Covenants:                 Within 45 days after the end of each quarter,
                           Borrower shall deliver to PSC a certificate (a
                           "Compliance Certificate"), executed by the chief financial officer of each of Philips and PIRLP, which certifies that the Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, are in compliance with the Financial Covenants set forth below. Such
                           Compliance Certificate shall include the Borrower's calculation of each covenant, and shall set forth the Borrower's determination of the Spread, as determined in accordance with paragraph (d) of this section.

                                (a)     At any given time, (i) the aggregate
                                        LTV of all of the Mortgaged Properties
                                        shall not exceed 75%, as determined by
                                        PSC in its sole discretion.

                                (b)     The debt service coverage ratio
                                        (definition to be agreed upon by the
                                        Borrower and PSC) shall not at any
                                        time be less than 1.25 to 1.0, as
                                        determined by PSC in its sole
                                        discretion.

                                (c) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of EBITDA to Fixed Charges that equals or exceeds 1.75 to 1.0, measured at the end of each quarter and determined in accordance with generally accepted accounting principles in the United States of America which are consistently applied in form and substance.

                                (d) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of Total Liabilities-to-Total Assets, expressed as a percentage, of no more than 60%, measured at the end of each quarter and determined in accordance with generally accepted accounting principles in the United States of America which are consistently applied in form and substance.

                                (e) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of dividends-to-funds from operations, expressed as a percentage, of no more than 95% (or such other number as may be necessary for Philips to maintain its status as a Real Estate Investment Trust for purposes of taxation), measured at the end of each quarter, based on the two (2) preceding quarters, and determined in accordance with procedures established by the National Association of Real Estate Investment Trusts.

                                (f) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of (i) the total budgeted cost of developments in progress ("TBCD") to (ii) Total ---- Assets plus TBCD, less construction in progress related to Real Estate Assets (as defined below), expressed as a percentage, of no more than 40%, measured at the end of each quarter and determined in accordance with generally accepted accounting principles in the United States of America which are consistently applied in form and substance.

                                (g) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of (i) the total budgeted cost of all Redevelopments in progress ("TBCR") to (ii) Total Assets expressed as a percentage, of no more than 20%, measured at the end of each quarter and determined in accordance with generally accepted accounting principles in the United States of
                                        America which are consistently applied
                                        in form and substance.

                                (h) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of (i) the aggregate amount of all sums invested, or required to be invested, in joint ventures in which the Borrower, Guarantors and/or their subsidiaries, as the case may be, hold a controlling interest, to (ii) Total Assets, expressed as a percentage, of no more than 20%, measured at the end of each quarter and determined in accordance with generally accepted accounting principles in the United States of America which are consistently applied in form and substance.

                                (i) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a ratio of (i) the value of all owned and undeveloped land to (ii) Total Assets, expressed as a percentage, of no more than 10%, measured at the end of each quarter and determined in accordance with generally accepted accounting principles in the United States of America which are consistently applied in form and substance.

                                (j) The Borrower, the Guarantors and their respective subsidiaries, on a consolidated basis, must maintain a minimum Tangible Net Worth equal to or greater than the sum of (i)
                                        $100,000,000, plus (ii) an amount
                                        equal to 75% of any funds raised
                                        pursuant to future offerings of
                                        equity, measured at the end of each
                                        quarter and determined in accordance

                                        with generally accepted accounting
                                        principles in the United States of
                                        America which are consistently applied
                                        in form and substance.

                        As used herein: the term "EBITDA" shall mean the Borrower's, the Guarantors' and their subsidiaries' earnings before interest, taxes, depreciation and amortization as determined on a consolidated basis in accordance with generally accepted accounting principles, except that rental income shall be determined without straight line revenue recognition; the term "Fixed Charges" shall mean, with respect to any fiscal period of the Borrower, the Guarantors and their respective subsidiaries, an amount determined on a consolidated basis equal to the sum of (i) total interest expense, accrued in accordance with generally accepted accounting principles, (ii) all capitalized interest determined in accordance with generally accepted accounted principles, (iii) the amortization of deferred financing costs, (iv) regularly scheduled installments of principal payable with respect to all indebtedness and (v) all distributions paid during such period to the holders of any preferred shares or preferred units; the term "Real Estate Assets" shall mean those fixed and tangible properties consisting of land, buildings and/or other improvements, at the relevant time of reference thereto, owned by the Borrower, any Guarantor, their respective subsidiaries or by any entity, in which any of the foregoing have any direct or indirect ownership interest, which owns or proposes to develop commercial properties; the term "Redevelopment" shall mean any project where the total budgeted cost for improvements is 20% or more of the cost of acquiring the project; the term "Tangible Net Worth" shall mean Total Assets minus Total Liabilities minus all intangibles determined in accordance with generally accepted accounting principles; the term "Total Assets" shall mean the aggregate book value of all assets of the Borrower, the Guarantors and their subsidiaries, on a consolidated basis, and determined in accordance with generally accepted accounting principles, plus accumulated depreciation and amortization related to Real Estate Assets; the term "Total Liabilities" shall mean the sum of all obligations, contingent and otherwise, of the Borrower, the Guarantors and their subsidiaries, on a consolidated basis, that, in accordance with generally accepted accounting principles in the United States of America consistently applied, should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, in any event, the following whether or not so classified (a) all debt and similar monetary obligations for borrowed money, whether direct or indirect, (b) all liabilities secured by any mortgage, pledge, negative pledge, security interest, lien, negative lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all guarantees, endorsements and other contingent obligations, whether direct or indirect in respect of indebtedness or obligations of others, including the balance available for drawing under letters of credit issued for the account of the Borrower, any Guarantor and/or any of their subsidiaries and (d) joint venture and partnership obligations, contingent or otherwise.

Representations
and Warranties:         The Borrower and each Guarantor will make such
                        representations andsimilar financings and such additional warranties to PSC as are customarily found in PSC's documentation for representations and warranties as may be appropriate in light of the proposed transaction and the general circumstances of the Borrower, each Guarantor and their respective subsidiaries, including, without limitation, representations and warranties relating to the existence, good standing, and authority of the Borrower and each Guarantor; the due authorization of all loan documentation; the receipt of all necessary approvals and authorization; the fair presentation of financial statements; the absence of material litigation; the payment of taxes and other material obligations; the ownership by the Borrower and each Guarantor of its properties and assets pledged as collateral to PSC and the absence of liens or similar encumbrances thereon; the use of proceeds; any material adverse change in the Borrower's, any Guarantors' or their respective subsidiaries' operations or financial condition; the solvency of the Borrower, any Guarantor and their respective subsidiaries; the validity of all requisite license, permits, patents, trademarks, copyrights or other franchises of the Borrower, any Guarantor and their respective subsidiaries; and compliance with all applicable laws and regulations.

Events of Default:      Those events of default customarily found in PSC's
                        documentation for similar financings, including, without limitation, non-payment of principal or interest when due; breach of any covenant; failure to timely deliver a Compliance Certificate; default under other agreements including any agreements governing borrowed money; the invalidity of any security interest or default under any security document;
                        judgments in excess of a pre-determined amount; any representation or warranty that is materially incorrect; ERISA defaults; voluntary or involuntary bankruptcy with respect to the Borrower, any Guarantor and their respective subsidiaries; a change of ownership of the Borrower, any Guarantor or their respective subsidiaries; the insolvency, reorganization or any similar proceeding with respect to the Borrower, any Guarantor or any of their respective subsidiaries; a material adverse change in the financial condition, assets, operation or prospects of the Borrower, any Guarantor and their respective subsidiaries.

Transferability:        PSC may at any time, in whole or in part, freely
                        transfer, assign (by novation or otherwise), participate or syndicate (collectively, a "Transfer") its interest in the Facility (either before or after execution of the Loan Documents) to any person. The
                        Borrower will cooperate with PSC in order to effectuate such Transfer and execute such documents or certificates as PSC shall reasonably request.

Expenses:               Closing costs, including all out-of-pocket expenses,
                        including legal and other costs and expenses
                        (including, but not limited to, filing and searches and the recording of UCC-1's, mortgages and other appropriate security documents, title insurance, perfecting PSC's security in and liens upon the collateral and any additional collateral offered by the Borrower or any Guarantor to increase the amount of the borrowings available under the Facility, and expenses related to structuring, documenting, closing, monitoring, or enforcing the agreements), whether or not the Facility is closed, shall be for the account of the Borrower. The provisions of this paragraph shall survive the expiration of this Term Sheet.


Governing Law:          The substantive law of the State of New York,
                        without regard for its choice of law rules, provided, however, that the law which governs each mortgage shall be the law of the state in which the Mortgaged
                        Property it encumbers is located.

Miscellaneous:          Provisions regarding waiver of jury trial and
                        consequential, indirect, special, treble or punitive damages.

                                   Exhibit B

                      PHILIPS INTERNATIONAL REALTY CORP.

                       GENERAL CONDITIONS TO COMMITMENT

      1. Conditions To Closing. Not less than ten (10) business days prior to the closing date of the Loan, PSC shall have received the following:

      (a) Title Policy. An ALTA extended coverage mortgagee form of title insurance, with a deletion of the creditor's rights exception and otherwise conforming to PSC's title insurance requirements set forth in Schedule I attached hereto, together with such reinsurance as PSC may require from title insurance companies acceptable to PSC insuring the first mortgage liens on the Mortgaged Properties, subject only to matters acceptable to PSC.

      (b) Survey. A survey of each of the Mortgaged Properties dated or re-dated to within 60 days of the Closing Date which was (i) prepared by a surveyor registered or licensed in the jurisdiction in which such property is located, containing the legal description of the property and a certification from the surveyor to PSC and the title insurance company in form and substance reasonably satisfactory to PSC, (ii) substantially conforms to PSC's survey requirements set forth in Schedule II attached hereto, and (iii) is otherwise in form and substance reasonably satisfactory to PSC.

      (c) Metes/Bounds Description. Metes and bounds descriptions of each of the Mortgaged Properties acceptable to PSC.

      (d) Legal Compliance. Evidence, in form and substance satisfactory to PSC and its counsel, confirming that the improvements on the Mortgaged Properties and the use thereof are in full compliance with the applicable zoning, subdivision, environmental protection, toxic waste, asbestos and all other applicable federal, state or local laws and ordinances, and all rules, regulations and requirements of any and all governmental or quasi-governmental authorities having jurisdiction over the Mortgaged Properties with respect to the foregoing. The evidence shall include any and all certificates, licenses, permits, approvals or consents therefor, including certificates of occupancy or their legal equivalents permitting the use and occupancy of the Mortgaged Properties for the then present use and as intended by this commitment letter, a violations search of all applicable municipal agencies and departments and, in addition, if required by PSC's counsel and opinion of the Borrower's counsel or architect as to the foregoing. Such evidence shall be based on the ownership of the Mortgaged Properties without reference to easements or other interests in real properties. If PSC determines that any Mortgaged Property is not in compliance with applicable access laws, PSC may impose additional conditions, require monetary reserves, change the amount of the Loan or decline to make the Loan.

      (e) Service Contracts. Any and all management, operating and/or service agreements covering the Mortgaged Properties shall be satisfactory in form and substance to PSC and shall be in full force and effect and free from default by either party on the date of closing. All such agreements shall be assigned to PSC. PSC, at its option, may require the parties to any such agreement to enter into an agreement with PSC which shall provide as follows:

          (i) copies of all notices given or received under any such agreement shall be sent to PSC;

          (ii) PSC shall have the right but not the obligation to perform any term, condition or agreement of the Borrower under any such agreement and to cure any default of the Borrower under any such agreement within specified additional time periods; and

          (iii) such other provisions as PSC may require.

      (f) Insurance. Insurance policies or certificates satisfactory to PSC as to amounts, types of coverage and the companies by whom such policies are underwritten.

          (i) Policies of insurance issued by carriers and containing terms satisfactory to PSC in its sole discretion shall be delivered to PSC in accordance with the following requirements:

               (A) comprehensive all risk insurance on the improvements and the personal property located on the Mortgaged Properties, including contingent liability from operation of building laws, demolition costs and increased cost of construction endorsements, in each case (I) in an amount equal to 100% of the "full replacement cost," which for purposes of this Exhibit B shall mean actual replacement value with a waiver of depreciations; (II) containing an agreed amount endorsement with respect to the improvements and personal property located on the Mortgaged Properties waiving all co-insurance provisions; (III) providing for no deductible in excess of $100,000; and (IV) containing an "ordinance or law coverage" or "enforcement" endorsement if any of the improvements or the use of the Mortgaged Properties shall constitute legal non-conforming structures or uses. The full replacement cost shall be determined by an appraiser or contractor designated and paid by the Borrower and approved by PSC, or by an engineer or appraiser in the regular employ of the insurer.

               (B) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each of the Mortgaged Properties, such insurance (I) to be on the so-called "occurrence" form with a combined single limit of not less than $2,000,000; (II) to continue at not less than the aforesaid limit until required to be changed by PSC in writing by reason of changed economic conditions making such protection inadequate; and (III) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in the Loan Documents (as hereinafter defined) to the extent the same is available.

               (C) business income insurance (I) with loss payable to PSC;
               (II) covering all risks required to be covered by the insurance provided for in clause (A) above; (III) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property located on the Mortgaged Properties has been repaired, the continued loss of income will be insured until such income either returns to the same level it was prior to the loss, or the expiration of twelve (12) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (IV) in an amount equal to 100% of the projected gross income from the Mortgaged Properties for a period of twelve (12) months. The amount of such business income insurance shall be determined by PSC based on the Borrower's reasonable estimate of the gross income from the Mortgaged Properties for the succeeding twelve-month period.

               (D) Flood hazard insurance if any portion of the improvements to the Mortgaged Properties is located in a federally designated "special flood hazard area" and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended. In lieu thereof, PSC will accept proof satisfactory to it in its sole discretion that such improvements do not fall within the boundaries of the above designated area.

               (E) at all times during which structural construction, repairs or alterations are being made with respect to the improvements to the Mortgaged Properties (I) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (II) the insurance provided for in clause (A) above written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to clause (A) above, (3) including permission to occupy the Mortgaged Properties, and (4) with an agreed amount endorsement waiving co-insurance provisions.


               (F) Workers' compensation, subject to the statutory limits of the state in which the Mortgaged Properties is located, and employer's liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Mortgaged Properties, or in connection with the Mortgaged Properties or its operation (if applicable).

               (G) Comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by PSC.

               (H) earthquake insurance, in such amounts and having such terms and conditions as shall be required by PSC.

               (I) The Borrower and each Guarantor will maintain for itself and their respective subsidiaries, insurance that encompasses employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an amount of at least $1,000,000 and shall name PSC as loss payee.

               (J) such other insurance as PSC may require.

          (ii) PSC's interest must be clearly stated by endorsement in the above identified insurance policies as follows:

               (A) The policies of insurance referenced in subsections (i)(A),
               (D), (E), (G) and (I) above shall identify the following entity and address under the New York Standard Mortgagee Clause (non-contributory) endorsement:

                          Prudential Securities Credit Corp., its
                          successors and/or assigns, as their
                          interests may appear, as first mortgagee
                          One New York Plaza
                          New York, New York 10292
                          Mortgage No. ___________________

               (B) The insurance policy referenced in Subsections (i)(A), (B),
               (D), (E), (F), (G), and (H) above shall provide for at least thirty (30) days' written notice in the event of policy cancellation and/or material change, and with respect to Subsection (i)(B) above only, naming PSC as an additional insured.


               (C) The insurance policy referenced in Subsection (i)(C) above shall provide for at least thirty (30) days' written notice in the event of policy cancellation and/or material change and shall contain a Loss Payable endorsement attached to the policy identifying the following entity and address:

                          Prudential Securities Credit Corp., its
                          successors and/or assigns, as their
                          interests may appear

                          One New York Plaza
                          New York, New York 10292
                          Mortgage No. ___________________

          (iii) All the insurance companies must be authorized to do business in New York State and the State where the Mortgaged Properties is located and be approved by PSC. The insurance companies must have a general policy rating of A or better and a financial class of VI or better by A.M. Best Company. The Borrower shall deliver evidence satisfactory to PSC of payment of premiums due under the insurance policies.

          (iv) The Borrower shall be required to continue to provide PSC with original renewals or replacements of such insurance policies or certificates during the entire term of the Facility.

      (g) Rent Roll and Operating Statement. A recent operating statement and a current rent roll listing each and every lease, identifying the leased Mortgaged Properties, names of all tenants, square footage or other identification of space leased, monthly rental and all other charges payable under the lease, date to which paid, term of lease, date of occupancy, date of expiration, rent arrears, amounts taken in settlement of outstanding arrears, collections of rent for more than one (1) month in advance, any and every special provision, concession or inducement granted to tenants and such other information as is reasonably requested by PSC. The Borrower shall sign, date, and certify the operating statement and the rent roll as true, correct and complete.

      (h) Estoppel Certificates and SNDA. To the extent required by PSC, all tenants under Major Leases (as defined below) and at least 50% of all other tenants at the Mortgaged Properties shall execute and deliver an estoppel certificate substantially in the form attached hereto as Schedule III and a subordination and non-disturbance agreement substantially in the form annexed hereto as Schedule IV. To the extent that estoppel certificates are not delivered for certain tenants, PSC may, in its sole discretion, accept an estoppel letter from Borrower with respect to such tenant's occupancy at the Mortgaged Properties certified by Borrower as being true and correct. As used herein, the term "Major Lease" shall mean any lease of space in a Mortgaged Property which demises 10,000 rentable square feet or more.

      (i) U.C.C. Searches. U.C.C., tax and judgment searches against such parties and in such jurisdictions as PSC may require showing that each Mortgaged Property is owned by the appropriate Guarantor free from any liens and encumbrances.

      (j) Environmental Site Assessment. The environmental site assessment shall include an analysis with respect to the following environmental conditions at the Mortgaged Properties, which shall be prepared by independent qualified environmental professionals selected and engaged by PSC:

          (i) A Phase I environmental site assessment assessing the presence of environmental contaminants, PCBs or storage tanks at the Mortgaged

               Properties conducted in accordance with ASTM Standard E 1527-93, or any successor thereto published by ASTM;

          (ii) An asbestos survey of the Mortgaged Properties which shall include random sampling of materials and air quality testing; and

          (iii) Such further site assessments as PSC may require due to the results obtained in (i) or (ii) above.

      The Borrower shall obtain permission for such environmental professional to enter upon the Mortgaged Properties for the purpose of conducting such environmental assessment. At least twelve business days prior to the closing of the Loan, the environmental professional shall telephone PSC's environmental technical staff to provide an oral report, prior to submitting the written environmental report. The Environmental Report shall meet PSC's requirements and PSC and its successors and assigns shall be entitled to rely on such environmental assessment and such environmental report.

      The Borrower acknowledges and agrees that, based on any information in such environmental report or any uncertainties raised thereby, PSC reserves the absolute right, in its sole and exclusive discretion, to decline to fund the Loan, to impose additional conditions that must be met prior to or after the closing of the Loan (including but not limited to requiring additional investigation into environmental conditions in connection with the Mortgaged Properties, testing and sampling of soil, water, air, building materials, or other substances or materials), and/or to change any terms and conditions of the Loan, including but not limited to the principal amount thereof, the interest rate, representations and warranties, covenants, guaranties, indemnities, and/or other terms and conditions of the Loan.


      (k) Building Condition Reports. An engineer's building condition report in form and substance satisfactory to PSC, prepared by a consulting engineer selected and engaged by PSC, and any additional or supplemental reports that may be required by PSC. The reports shall evaluate the physical condition of the Mortgaged Properties, identifying conditions requiring immediate or near term attention and estimate the approximate cost of remediation (the "Building Condition Report") and shall include, without limitation, information regarding compliance with the Americans with Disabilities Act and evaluation of the seismic condition of each Mortgaged Properties. All fees and expenses in connection with the Building Condition Report shall be paid by the Borrower.

     (l) Mortgaged Properties Matters. Evidence satisfactory to PSC of the following:

          (i) that the Mortgaged Properties are served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Mortgaged Properties have accepted or is equipped to accept such utility service;

          (ii) that all public roads and streets necessary for service of and access to the Mortgaged Properties for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public; and

          (iii) that the Mortgaged Properties are served by public water and sewer systems.

     (m) Loan Documentation. The Borrower shall have executed, acknowledged (where appropriate) and delivered to PSC, and Borrower shall have caused Philips and each Guarantor, as applicable, to execute, acknowledge (where appropriate) and deliver to PSC the following loan documents in form and substance satisfactory to PSC and its counsel (collectively, the "Loan Documents"):

          (i)  the Revolving Credit Agreement;

          (ii) the $100,000,000 Revolving Credit Note;

          (iii) the Guaranty made by each of Philips, Forest, Meadowbrook, Branhaven and Hialeah;

          (iv) a Mortgage and Security Agreement, or Deed of Trust, as applicable, made by each of Forest, Meadowbrook, Branhaven and Hialeah;


          (v) an Assignment of Leases and Rents made by each of Forest, Meadowbrook, Branhaven and Hialeah;

          (vi) Assignments of Property Management Agreements made by each of Forest, Meadowbrook, Branhaven and Hialeah;

          (vii) an Assignment of Security of Deposits made by each of Forest, Meadowbrook, Branhaven and Hialeah;

          (viii) Security Agreement made by each of Forest, Meadowbrook, Branhaven and Hialeah;


          (ix) An Environmental Indemnity Agreement made by each of Philips, Forest, Meadowbrook, Branhaven and Hialeah;

          (x)  the appropriate UCC-1 Financing Statements;

          (xi) the Assignments of Borrower's and Guarantor's interests in any contracts and agreements, and other rights relating to the Mortgaged Properties; and

          (xii) such other documents, agreements, evidence, information and material as PSC or its counsel may require.

      2. Loan Documentation. The Loan Documents shall contain, among other things, the following provisions:

      (a) Late Payment. In the event any payment is not made prior to the 10th day after its due date, a late charge of 5% of the total payment due will be charged for the late payment.

      (b) Due on Sale/Encumbrance. Any sale, assignment, encumbrance, including, without limitation, subordinate financing or other transfer of any portion of the Mortgaged Properties, and any sale, transfer or hypothecation of any interest in the Borrower or any Guarantor, or any partner, member or shareholder of Borrower or any Guarantor without PSC's prior written consent, shall be a default under the Loan Document.

      (c) Default Rate. The Borrower will pay, from the date an event of default occurs under the Loan Documents (and "Event of Default") through the earlier of the date upon which the Event of Default is cured or the date upon which the Facility is paid in full, interest on the unpaid principal balance of the Note at a per annum rate equal to the lesser of (a) four percent (4%) plus the Interest Rate and (b) the maximum interest rate which Borrower may by law pay or PSC may charge and collect (the "Default Rate").

      (d) Leases. All Major Leases shall have been approved by PSC and shall provide that such Major Lease is subordinate to the Loan Documents. All renewals of existing Major Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and terms and shall be arms-length transactions with bona fide, independent third party tenants and shall be submitted to PSC for approval or disapproval by PSC and its counsel at the Borrower's expense before execution. The Borrower shall not, without the prior written consent of PSC: (i) alter, modify or change the terms of the Major Leases, or cancel or terminate such Major Leases or accept a surrender thereof or convey or transfer or permit a conveyance or transfer of the Mortgaged Properties or any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder, (ii) alter, modify or change the terms of any guaranty, letter of credit or other credit support with respect to the Major Leases (a "Lease Guaranty"), or cancel or terminate such Lease Guaranty, or (iii) consent to any assignment or subletting under the Major Leases not in accordance with their terms.

      (e) Right of Redemption. If the statutes of the jurisdictions in which the Mortgaged Properties are located provide for a right of redemption but permit the Borrower to waive that right, such provisions shall be incorporated in the Loan Documents. All parties necessary to join in the Loan Documents to release any marital interest(s) in the Mortgaged Properties shall do so.

      (f) Environmental Matters. The Borrower shall represent, warrant and covenant with respect to the items set forth in Section 2(g) of this Exhibit B and shall additionally represent, warrant and covenant that:

          (i) there are no hazardous or toxic substances in, on or under the Mortgaged Properties, except those that are in compliance with applicable federal, state and local environmental laws;

          (ii) there are no environmental permits required for current or anticipated uses of the Mortgaged Properties; and

          (iii) The Borrower shall, at its cost and expense, comply with all written requests of PSC to effectuate remediation of any condition in, on, under or from the Mortgaged Properties or any directive from any governmental authority.

      (g) Environmental Representations. The Borrower and each Guarantor represents, warrants and covenants as of the date of this commitment letter and as of the date of the Borrower's acceptance of this commitment letter, that:

          (i) None of the Mortgaged Properties are currently used in a manner, and to the best of the Borrower's and such Guarantors' knowledge no prior use (by the Borrower, such Guarantor or any prior owner) has occurred, which violates applicable federal, state or local environmental laws;

          (ii) neither the Borrower, any Guarantor nor any tenant has received any notice from a government agency for a violation of such laws and if such notice is received, the Borrower or such Guarantor, as the case may be, shall immediately notify PSC; and

          (iii) neither the Borrower nor any Guarantor shall cause nor permit any tenant to cause a violation of any applicable federal, state or local environmental laws, nor permit any environmental liens to be placed on any Mortgaged Property.

(h) Indemnification. The Borrower, Philips and each Guarantor shall indemnify PSC for all costs incurred by PSC in connection with the removal of hazardous wastes from the Mortgaged Properties, regardless of whether the Borrower caused the presence of such hazardous substance; and shall indemnify PSC against any loss, cost, damage or expense that PSC may incur, directly or indirectly, as a result of or in connection with the assertion against PSC of any claim relating to the presence or removal of any hazardous substance on the Mortgaged Properties. The Loan Documents shall also contain an indemnity from the Borrower with respect to its obligations under certain provisions of ERISA. In addition, the Borrower, Philips and each Guarantor shall indemnify PSC against any loss, costs, damage, or expense that PSC may incur arising out of the following: (i) its ownership of the Mortgaged Properties; (ii) the Loan Documents or any enforcement action taken by PSC in connection therewith; (iii) any accident or injury occurring on the Mortgaged Properties; (iv) any claims asserted against PSC by reason of its alleged obligations under any lease; (v) the payment of any brokerage commission to anyone in connection with funding the Loans; or (vi) any misrepresentation made by the Borrowers or any Guarantor to PSC in the Loan Documents. The indemnifications contained in the Loan Documents with respect to the presence of hazardous substances at the Mortgaged Properties and the Borrower's obligations with respect to ERISA shall survive the satisfaction, termination or assignment of the Loan Documents.

      3. No Oral Change. This commitment letter may not be modified, amended, waived, extended, changed, discharged or terminated orally, or by any act or failure to act on the part of PSC or the Borrower, but only by an agreement in writing signed by the party against whom the enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

      4. Non-Assignability. This commitment letter and the proceeds thereof are not assignable by the Borrower to any other person, corporation, partnership or limited liability company without PSC's consent in writing. For the purposes of this Section, an assignment shall be deemed to include (i) if the Borrower is a corporation, the voluntary or involuntary sale, conveyance or transfer of the Borrower's stock (or the stock of any corporation directly or indirectly controlling the Borrower by operation of law or otherwise) or the creation or issuance of a new stock by which an aggregate of more that 10% of the Borrower's stock shall be vested in a party or parties who are not now stockholders, (ii) if the Borrower is a partnership, the change, removal or resignation of a general partner or managing partner, or (iii) if the Borrower is a limited liability company, the change, removal or resignation of a managing member.

      5. Obligations To Fund. If, on or before the Closing Date, any of the following shall have occurred, PSC shall have no obligation to close and fund the Loans under this commitment letter:

      (a) Casualty/Damage. Any of the Mortgaged Properties shall have been damaged and not repaired to PSC's satisfaction or been taken in condemnation or other similar proceeding, or any such proceeding shall be pending;

      (b) Structural Damage. If there shall have been a structural change in the physical condition of any portion of any of the Mortgaged Properties;

      (c) Violations. Any notice of violations of any municipal ordinances shall have been filed against any of the Mortgaged Properties by any municipal department;

      (d) Bankruptcy. If Borrower, Philips or any Guarantor, or any tenant under any Major Lease or any guarantor of any Major Lease shall be the subject of any bankruptcy, reorganization, insolvency or similar proceeding;

      (e) Environmental. Discovery of any environmental conditions at the Mortgaged Properties unacceptable to PSC;

      (f) Site Inspection. An unsatisfactory engineer's report or site inspection conducted by PSC or any engineering firm retained by PSC;

      (g) Adverse Financial Change. The income and expenses of the Mortgaged Properties, the leases, the occupancy of the Mortgaged Properties and all other features of the transaction, including the financial condition of the Borrower, Philips, any Guarantor and any of their respective subsidiaries, as represented in this commitment letter, in any loan application or in any other documents and communications presented to PSC in order to induce PSC to make the Loan shall have materially changed;

      (h) General Legal Compliance. Any action, suit or proceeding, judicial, administrative or otherwise is pending against or affecting Borrower, any Guarantor, any of their respective subsidiaries or any of the Mortgaged Properties;

      (i) Representations and Warranties. If the representations and warranties contained in the Loan Documents are false or incorrect in any respect; or

      (j) Default. If any condition occurs or shall have occurred which would be deemed a default or an event of default under the Loan Documents if they were in effect.

      6. Broker Indemnification. The Borrower represents that it shall pay any and all brokerage commissions owed to any broker in this transaction. It is understood and agreed that any broker is the agent for the Borrower and that no statement, acts or representations on the part of it or its agents shall be considered binding upon PSC. It is further understood and agreed that by PSC's issuance of the commitment letter it shall be under no obligation for payment of any brokerage commission or fee of any kind with respect to the Commitment and that by PSC's issuance of the commitment letter to the Borrower, the Borrower agrees to pay the fee and commission of any broker and to indemnify, save harmless and defend PSC from and against any and all claims asserted by any broker for brokers' or finders' fees and commissions in connection with the negotiation, execution and consummation of the Facility, the commitment letter, such indemnity to include PSC's counsel fees and disbursements.

      7. Sole Discretion of PSC. Wherever pursuant to the commitment letter
(a) PSC exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to PSC, or (c) any other decision or determination is to be made by PSC, the decision of PSC to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by PSC, shall be in the sole and absolute discretion of PSC and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.


      8. Counsel. Messrs. Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York 10022 (212) 421-4100, Attn: Stephen Epstein, Esq. will act as PSC's counsel in this transaction and the Borrower or its counsel is requested to contact said firm promptly after accepting the commitment letter to confirm their closing requirements and to arrange for the closing. The closing shall take place at PSC's counsel's offices in New York, New York or as otherwise determined by PSC on a date mutually agreed upon by the respective counsel after all closing requirements are satisfied. No broker, agent, or other person is authorized to represent

PSC in any way in connection with this transaction, except PSC's authorized officers and such counsel acting in the State of New York.

                                  SCHEDULE I

                         TITLE INSURANCE REQUIREMENTS

1.   The Title Insurance Company should provide a commitment to issue to      ,
     and their respective successors and assigns, an ALTA Lender Policy - 1970 form (amended 10/17/70 and 10/17/84) in the full amount of the loan, with no "standard exceptions" or any "creditor's rights exception", and including the required endorsements (as described below), and any other endorsements applicable to the particular loan. If such form is
     prohibited in your jurisdiction,      will consider accepting:

          - the 1992 form of ALTA Lender's Policy if the "creditor's rights exclusion" and "arbitration provision" are deleted by special endorsement; or

          - a state approved form of lender's title insurance policy, the form and substance of which has been approved by

2. All easements and other rights appurtenant to the subject property must be included in the legal description as separate insured parcels.

3. The Title Insurance Company should provide to lender and lender's counsel for review three (3) copies of the title insurance commitment and three
     (3) copies of all documents (including surveys, plats or maps) referred to in any title exception.

4. A copy of the most recent tax bill applicable to the property must be provided to

          -    Any exception contained in      final title insurance policy for
               any taxes, charges and assessments currently due and payable with respect to the property must relate only to those due and payable in the future.

5.   The following endorsements to the Lender's Policy are required:

          - ALTA Form 3.1 Zoning Endorsement, revised to also include affirmative insurance over the current use of the subject property and over violations of parking requirements
          - ALTA Form 9 Comprehensive Endorsement (Restrictions, Encroachments, Minerals)
          -    Survey/Location Endorsement

6.   The following endorsements are required where appropriate:

          -    ALTA Form 8.1 Environmental Endorsement
          -    ALTA Form 4.1 Condominium Endorsement

          -    ALTA Form 5.1 Planned Unit Development Endorsement

          -    ALTA Form 6, 6.1 or 6.2 Variable Rate Mortgage Endorsement
          -    Contiguity Endorsement
          -    Endorsements required to insure over special exceptions
          - Other endorsements customary in the jurisdiction in which the property is located

7. The Lender's Policy, when issued, should have all standard exceptions deleted and should contain only those special exceptions which have been approved by

8. Any special exception in the final Lender's Policy related to taxes and assessments must be in the following form:

     "All taxes and assessments, general and special, for the year [INSERT YEAR IN WHICH THE LOAN CLOSES] and subsequent years, none now due and payable. For informational purposes, the amount of such taxes and assessments for the year [INSERT YEAR IN WHICH THE LOAN CLOSES] is __________________."

9. Any special exception in the final Lender's Policy related to the rights of any tenants must specifically list all such tenants and contain a note or separate endorsement containing affirmative insurance that none of such tenants possess any unrecorded deeds, purchase contracts, purchase options, rights of first refusal or similar rights with respect to all or any part of the land.

10. A pro forma/specimen title policy, exactly in the form of the final title insurance policy expected to be issued by the title insurance company after the closing is completed, i.e., with all appurtenant easements listed as insured parcels, with all "standard exceptions" deleted,
     containing only those special exceptions which have been approved by      ,
     including any applicable endorsements, and with blanks for the dates and recording information for all documents to be recorded in connection with the closing, must be issued by the title insurance company and approved
     by     at least ten (10) days prior to the anticipated closing date.

11. Where not prohibited by law, a closing protection letter will be required from the title insurance company prior to closing. Additionally, in those instances where the borrower's counsel is also the title insurance company's approved attorney, a "dual capacity" letter should also be obtained from the title insurance company.

                                  SCHEDULE II

                              SURVEY REQUIREMENTS

1. The Survey must meet currently adopted ALTA/ASCM Minimum Standard Detail Requirements applicable to the type of property which is the subject of the loan, including Items 1, 2, 3, 4, 6, 7, 8, 9, 10 and 11 from Table A of such Requirements, and meet the other requirements set forth herein. Unless otherwise specifically stated, it should be assumed in all instances that the property is urban and that the ALTA/ASCM Urban Land Title Survey requirements are applicable.

2.   The survey must be certified to     , their respective successors and
     assigns, and the title insurance company issuing the title insurance policy, by a registered land surveyor using the attached certification. The survey must have the surveyor's original signature and seal affixed. The survey must reflect a current date within forty-five (45) days of the anticipated closing date. Older surveys will be acceptable if they meet all other Survey Requirements and are updated or re-certified to a date within forty-five (45) days of the anticipated closing date. Aerial surveys are not acceptable.

3. The legal description must be identical to that to be contained in the final title policy (including any appurtenant easements). If the property is identified by reference to a recorded map or plat, the surveyor must state that any land which has been platted or mapped is the same as that described on the survey. Any parcel(s) subject to a Ground Lease must be specifically shown and identified as being subject to the Ground Lease.

4. All exceptions shown on the title commitment as affecting the property (including exceptions affecting any appurtenant easements) must be shown on the survey. All exceptions which can be plotted must be identified by recording information or reference to a recorded map or plat, as applicable. The purpose for the exception(s) must be indicated on the survey. If an exception cannot be plotted, the survey must indicate the reason(s) why the exception cannot be plotted, and must include a description of such exception in a survey note.

5. The survey must show the square footage or acreage of the property as a whole.

6. The survey must show all buildings, structures and improvements on the property, including curb cuts, driveways, fences, major trees and shrubbery, sidewalks, stoops, overhangs and paved areas. The survey should show the number of stories of all buildings and, if apartment buildings, the number of units.

7. The survey must specify the total number of parking spaces on the property.

8. The survey should identify all utility lines, indicate whether they are above or below grade, and show any utility meters or transformers which service the property and improvements. To the extent that any transformers are labeled as containing PCB's, they must be noted.

9. The survey must note whether some or all of the property lies within a flood hazard area, state the flood zone classification, the applicable map and the community panel number.

10. The survey must show any visible evidence of the location of any underground or above ground storage tanks, wells (whether or not filled-in or abandoned) and all railroad tracks, spur tracks and sidings.

11. Copies of the initial drafts of the survey must be provided to the following:






12. Duplicate originals of the final survey must be provided to the following:

                                 SCHEDULE III




                              ------------------
                                   (Tenant)

                                      to

                                   (Lender)

                             ESTOPPEL CERTIFICATE




                         Dated:  ________________, 1995

                         Location: ______________________

                         RECORD AND RETURN TO:

                         Loan No.:

                             ESTOPPEL CERTIFICATE

      The undersigned hereby certifies to _________________and its affiliates and their respective successors and assigns ("Lender") that, as of __________, 1995:

      1. __________________________, a _________________________ (the
"Tenant") is the tenant under the lease (the "Original Lease") dated _____________, 19___, by and between Tenant and ________________________(the
"Landlord"), as landlord, affecting premises commonly known as ____________________________________________________ (the "Demised Premises").

      2. Tenant has accepted possession of and is currently open for business in the Demised Premises and acknowledges that Landlord has completed all of the improvements required to be made by it, to Tenant's satisfaction. No one other than Landlord, Tenant and Tenant's employees occupies or has any right to occupy, through Tenant, any part of the Demised Premises.

      3. A true and complete copy of the Original Lease and all amendments thereto is attached hereto as Exhibit A. The Original Lease has not been modified or amended, except as shown on Exhibit A (the Original Lease, as so amended, is called the "Lease").

      4. The date upon which the term of the Lease actually commenced was ______________, 19___. The Lease is in full force and effect and is the only agreement between Landlord and Tenant relating in any way to the Demised Premises.

      5. All conditions to Tenant's obligation to pay all rents and other payments required under the Lease have been satisfied. No such rents or other payments have been paid more than one (1) month in advance of their due date.

      6. There is no existing default or claimed default by either Landlord or Tenant under the Lease. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant under the Lease. Tenant has no existing defenses or offsets against Landlord's enforcement of the Lease.

      7. No actions, voluntary or otherwise, are pending against Tenant or any of its general partners under any bankruptcy, receivership, insolvency or similar laws of the United States or any state thereof.

      8. To the best of Tenant's knowledge, its use, maintenance and operation of the Demised Premises complies with, and will at all times comply with, all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters. Tenant does not and will not engage in any activity which would involve the use of the Demised Premises for the storage, generation, use, treatment, transportation or disposal of any chemical material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal, state, county, regional, local or other governmental authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the other tenants and occupants of Landlord's property.

      9. Anything in the Lease to the contrary notwithstanding, Tenant agrees to give to Lender, by certified mail addressed to:



or such other address as Lender may specify to Tenant, a copy of any notice of default served upon Landlord under the Lease. Tenant agrees that if Landlord fails to cure such default within the time provided for in the Lease, then Lender shall have an additional sixty (60) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default if within such sixty
(60) days Lender has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation commencement of foreclosure proceedings), in which event and while such remedies are being diligently pursued by Lender, Tenant shall not declare a default under the Lease or exercise any of its rights and remedies (including any rights of self-help except in an emergency situation) under the Lease nor shall the Lease be terminated.

      10. Tenant agrees to pay, from and after receipt of notice from Lender that Borrower has defaulted under Lender's loan, all rents and other sums owing under the Lease directly to Lender at the address set forth above or at such other address as Lender may specify.

      The undersigned Tenant acknowledges that Lender will rely on this Estoppel Certificate in making a loan to Landlord.

                                   "TENANT"

                                   a
                                      ---------------------------------------

                                   By:
                                      ---------------------------------------

                                   Print Name:
                                              -------------------------------

                                   Title:
                                          -----------------------------------

                                   EXHIBIT A

                   Copy of Original Lease and All Amendments

                                  SCHEDULE IV

                              ------------------
                                   (Tenant)

                                      to

                                   (Lender)

                      SUBORDINATION, NON-DISTURBANCE AND
                             ATTORNMENT AGREEMENT

                            Dated: ________________, 1995

                            Location: ______________________

                            RECORD AND RETURN TO:

                            Loan No.:

      THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement") is made as of ____________, 1995, between _______________, a
________________ ("Tenant"), having an address at
________________________________________ and ________________________________
("Lender"), having its principal place of business at ________________________.

W I T N E S S E T H:

      WHEREAS, Tenant is the tenant under that certain lease (the "Original Lease") dated _____________, 19___, by and between Tenant and ______________________ (the "Landlord"), as landlord, as amended by those instruments described in Exhibit A attached hereto and made part hereof (the Original Lease, as so amended, is herein called the "Lease"), wherein Landlord leased to Tenant certain premises known as ___________________________ (the "Premises") and located on that certain land described in Exhibit B attached hereto and made part hereof (the "Land"); and

      WHEREAS, Landlord is about to make, execute and deliver its Promissory Note ("Note") to Lender which Note shall be secured by, among other security, a lien encumbering the Land pursuant to either a Mortgage, Security Agreement and Assignment of Leases and Rents/Deed of Trust, Security Agreement and Assignment of Leases and Rents (as thereafter amended and modified, the "Mortgage") (the Mortgage and all other instruments securing the Note are herein collectively called the "Security Documents"); and

      WHEREAS, Lender and Tenant desire to confirm their agreements with respect to the Lease and the Security Documents.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender and Tenant hereby agree and covenant as follows:

      1. Subordination. The Lease and all right, title and interest in the Land created thereby (including without limitation, any purchase options, rights of first refusal, lease renewal rights, etc.) are, shall be and shall at all times remain and continue to be subject and subordinate in all respects to the liens, terms, covenants, provisions and conditions of the Security Documents.

      2. Non-Disturbance. So long as the Lease is in full force and effect and Tenant is not in default under the Lease (beyond any period given Tenant to cure such default) or under this Agreement:

          (a) Tenant's possession of the Premises and Tenant's rights and privileges under the Lease shall not be diminished or interfered with by Lender, and Tenant's occupancy of the Premises shall not be disturbed by Lender for any reason whatsoever during the term of the Lease or any extensions or renewals thereof; and

          (b) Lender will not join Tenant as a party defendant in any action or proceeding to foreclose the Mortgage or to enforce any rights or remedies of Lender under the Mortgage which would cut-off, destroy, terminate or extinguish the Lease or Tenant's interest and estate under the Lease.

Notwithstanding the foregoing provisions of this paragraph, if it would be procedurally disadvantageous for Lender not to name or join Tenant as a party in a foreclosure proceeding with respect to the Mortgage, Lender may so name or join Tenant without in any way diminishing or otherwise affecting the rights and privileges granted to, or inuring to the benefit of, Tenant under this Agreement.

      3. Attornment.

          (a) After notice is given by Lender that a default has occurred under the Mortgage and that the rentals and all other payments to be made by Tenant under the Lease should be paid to Lender, Tenant will attorn to Lender and pay to Lender, or in accordance with the directions of Lender, all rentals and other monies due and to become due to Landlord under the Lease or otherwise in respect to the Premises; such payments will be made regardless of any right of set-off, counterclaim or other defense which Tenant may have against Landlord, whether as tenant under the Lease or otherwise; and

          (b) In addition, if Lender (or its nominee or designee) shall succeed to the rights of Landlord under the Lease through possession or foreclosure action, delivery of a deed or otherwise, or another person purchases the Premises upon or following foreclosure of the Mortgage, then at the request of Lender (or its nominee or designee) or such purchaser (Lender, its nominees and designees, and such purchaser, each being a "Successor-Landlord"), Tenant shall attorn to and recognize Successor-Landlord as Tenant's landlord under the Lease and shall promptly execute and deliver any instrument that Successor-Landlord may reasonably request to evidence such attornment. Upon such attornment, the Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor-Landlord and Tenant upon all terms, conditions and covenants as are set forth in the Lease, except that Successor-Landlord shall not:

          i) be liable for any previous act or omission of Landlord under the Lease;

          ii) be subject to any off-set, defense or counterclaim which shall have previously accrued to Tenant against Landlord;

          iii) be bound by any modification of the Lease or by any previous prepayment of rent or additional rent for more than one month which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Lender; or

          iv) be liable for any security deposited under the Lease unless such security has been physically delivered to Lender.

      4. Lease Modifications. Tenant agrees that without the prior written consent of Lender, it shall not: (a) amend, modify, terminate or cancel the Lease or any extensions or renewals thereof; (b) tender a surrender of the Lease or make a prepayment of any rent or additional rent in excess of one (1) month; or (c) subordinate or permit the subordination of the Lease to any lien subordinate to the Mortgage. Any such purported action without such consent shall be void as against the holder of the Mortgage.

      5. Notice of Default; Opportunity to Cure.

          (a) Any notice required or permitted to be given by Tenant to Landlord shall be simultaneously given also to Lender, and any right of Tenant dependent upon notice shall take effect only after such notice to Lender is so given. Performance by Lender shall satisfy any conditions of the Lease requiring performance by Landlord, and Lender shall have a reasonable time to complete such performance as provided in section (b) below.

          (b) Without limiting the generality of the foregoing, Tenant shall promptly notify Lender of any default, act or omission of Landlord which would give Tenant the right, immediately or after the lapse of a period of time, to cancel or terminate the Lease or to claim a partial or total eviction (a "Landlord Default"). In the event of a Landlord Default, Tenant shall not exercise any rights available to it: i) until it has given written notice of such Landlord Default to Lender; and ii) unless Lender has failed, within sixty (60) days after Lender receives such notice, to cure or remedy the Landlord Default or, if the same is not reasonably capable of being remedied by Lender within such sixty (60) day period, until a reasonable period for remedying such Landlord Default has elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Documents to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy); provided that Lender shall with due diligence commence and prosecute a remedy for such Landlord Default. If Lender cannot reasonably remedy a Landlord Default until after Lender obtains possession of the Land, Tenant may not terminate or cancel the Lease or claim a partial or total eviction by reason of such Landlord Default until the expiration of a reasonable period necessary for the remedy after Lender institutes proceedings to obtain possession of the Land through a foreclosure or otherwise, or for the appointment of a receiver for the Land, provided that Lender institutes and prosecutes such proceedings with due diligence. Lender shall have no obligation hereunder to remedy any Landlord Default.

      6. Notice of Lien. To the extent that the Lease entitles Tenant to notice of the existence of any mortgage and the identity of any lender, this Agreement shall constitute such notice to Tenant with respect to the Mortgage.


      7. Remedies. Upon and after the occurrence of a default under the Mortgage, Lender shall be entitled, but no obligated, to exercise the claims, rights, powers, privileges and remedies of Landlord under the Lease and shall be further entitled to the benefits of, and to receive and enforce performance of, all of the covenants to be performed by Tenant under the Lease as though Lender were named therein as Landlord.

      8. Limitation of Liability. Except as specifically provided in this Agreement, Lender shall not, by virtue of this Agreement, the Mortgage or any other instrument to which Lender may be a party, be or become subject to any liability or obligation to Tenant under the Lease or otherwise.

      9. Priority.

          (a) Tenant acknowledges and agrees that this Agreement supersedes (but only to the extent inconsistent with) any provisions of the Lease relating to the priority or subordination of the Lease and the interests or estates created thereby to the Mortgage.

          (b) Tenant agrees to enter into a subordination, non-disturbance and attornment agreement with any entity which shall succeed Lender with respect to the Land, or any portion thereof, provided such agreement is substantially similar to this Agreement.

      10. Notices. Any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing and shall be:
(a) personally delivered; (b) delivered Federal Express or other comparable overnight delivery service; or (c) transmitted by postage prepaid registered or certified mail, return receipt requested. All such notices, consents, requests or other communications shall be addressed to Tenant or Lender at the address for such party previously set forth in this Agreement, or to such other address as Tenant or Lender shall in like manner designate in writing. All notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail. Any party may change its address for purposes hereof by notice to the other parties given in accordance with the provisions hereof.

      11. General. This Agreement may not be modified or terminated orally. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. The term "Lender" shall mean the then holder of any interest in the Mortgage. The term "Landlord" shall mean the then holder of the lessor's interest in the Lease. The term "person" shall mean any individual, joint venture, corporation, partnership, trust, unincorporated association or other entity. All references herein to the Lease shall mean the Lease as modified by this Agreement and any amendments or modifications to the Lease which are consented to in writing by the Lender. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved in favor of this Agreement.

      12. Waivers. Both Tenant and Lender hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

      13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Land is located.

      IN WITNESS WHEREOF, the parties hereto have executed this Subordination, Non-Disturbance and Attornment Agreement to be effective as of the day and year first stated above.

                                   "LENDER"




                                   "TENANT"

                                   ------------------------------------------
                                   a
                                      ---------------------------------------

                                   By:
                                      ---------------------------------------

                                   Printed Name:
                                                -----------------------------

                                   Title:
                                         -------------------------------------

AGREED AND CONSENTED TO:

"BORROWER"


 ------------------------------------------
a
   ---------------------------------------

By:
   ---------------------------------------

Printed Name:
             -----------------------------

Title:
      -------------------------------------

                                ACKNOWLEDGMENTS

                  [Insert appropriate state acknowledgments]

                                   EXHIBIT A

                        Description of Lease Amendments

                                   EXHIBIT B

                               Legal Description

      The real property situated in the County of _____________, State of ____________, described as follows: